UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2009
SPARTON CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2400 East Ganson Street
Jackson, Michigan	49202
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (517) 787-8600
N/A
(Former Name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     As previously announced, effective April 1, 2009, Richard Langley ceased to be the President of Sparton Corporation (“Sparton” or the “Company”). On April 6, 2009, the Company and Mr. Langley entered into a Retirement Agreement and Release of All Claims (the “Retirement Agreement”). The Retirement Agreement provides that Mr. Langley will continue to receive his salary, being $265,000 annually, less payroll taxes required to be withheld by law, through the term of his Employment Agreement which expires on July 1, 2010. The Employment Agreement was previously filed with the Securities and Exchange Commission. Pursuant to the Retirement Agreement, such amounts shall be paid to Mr. Langley in equal installments and in accordance with the Company’s normal payroll practices.
     Additionally, under the Retirement Agreement: (i) Mr. Langley will receive accumulated unused paid time off, totaling $51,216, less payroll taxes required to be withheld by law; (ii) Mr. Langley has agreed to provide consulting services to the Company on an ongoing basis, without additional charge, not to exceed 1,000 hours per year; (iii) Mr. Langley agreed to cooperate fully with the Company in its defense of or participation in any litigation relating to any matter that occurred during Mr. Langley’s employment with the Company; (iv) Sparton and Mr. Langley have mutually released any claims, including claims related to Mr. Langley’s employment with Sparton; and (v) Mr. Langley’s confidentiality, non-solicitation and non-competition obligations under his Employment Agreement will remain in effect.
     The description of the Retirement Agreement herein is qualified in its entirety by the terms of the Retirement Agreement filed as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 — Retirement Agreement and Release of All Claims dated April 6, 2009, by and between Sparton Corporation and Richard Langley.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTON CORPORATION
Dated: April 9, 2009	By:	/s/ Cary B. Wood
Cary B. Wood, President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description

Exhibit 10.1	Retirement Agreement and Release of All Claims dated April 6, 2009, by and between Sparton Corporation and Richard Langley.